Form 15 - Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

                           Commission File Number 333-83815
                                                  ------------------------------

 Caithness Coso Funding Corp., Coso Finance Partners, Coso Energy Developers,
                             Coso Power Developers
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           (Exact names of registrants as specified in their charters)

   565 Fifth Avenue, 29th Floor, New York, New York 10017-2478, (212) 921-9099
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  9.05% Series B Senior Secured Notes Due 2009
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(i)   [X]
        Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: None
            ----

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 14, 2005                CAITHNESS COSO FUNDING CORP.,
                                       a Delaware corporation

                                       By:  /S/  CHRISTOPHER T. MCCALLION
                                            -----------------------------
                                                 Christopher T. McCallion
                                                 Executive Vice President
                                                 Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

Date:  October 14, 2005                COSO FINANCE PARTNERS AND SUBSIDIARY
                                       a California general partnership

                                       By: New CLOC Company, LLC,
                                             its Managing General Partner

                                       By:  /S/  CHRISTOPHER T. MCCALLION
                                            -----------------------------
                                                 Christopher T. McCallion
                                                 Executive Vice President &
                                                 Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)


Date:  October 14, 2005                COSO ENERGY DEVELOPERS
                                       a California general partnership

                                       By: New CHIP Company, LLC,
                                             its Managing General Partner

                                       By: /S/ CHRISTOPHER T. MCCALLION
                                           ----------------------------
                                               Christopher T. McCallion
                                               Executive Vice President &
                                               Chief Financial Officer
                                               (Principal Financial and
                                               Accounting Officer)


Date:  October 14, 2005                COSO POWER DEVELOPERS AND SUBSIDIARY
                                       a California general partnership

                                       By: New CTC Company, LLC,
                                             its Managing General Partner

                                       By: /S/ CHRISTOPHER T. MCCALLION
                                           ----------------------------
                                               Christopher T. McCallion
                                               Executive Vice President &
                                               Chief Financial Officer
                                               (Principal Financial and
                                               Accounting Officer)

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.